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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF PIPER RUDNICK LLP]


August 14, 2002



APARTMENT INVESTMENT AND MANAGEMENT COMPANY
Colorado Center, Tower Two
2000 South Colorado Boulevard, Suite 2-1000
Denver, Colorado  80222

Ladies and Gentlemen:

We serve as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement of the Company on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on June 14, 2002, of 18,053 shares (the "Shares") of Class A Common Stock, par value $.01 per share, of the Company (the "Common Stock"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

The Shares (plus such additional shares as may be issued pursuant to certain antidilution provisions) may be issued in exchange for up to 18,053 common limited partnership units (the "Common OP Units") of AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO OP"), tendered for exchange and subsequently offered for sale from time to time by certain the holders thereof. The Common OP Units will be issued in exchange for units of limited partnership interest of VMS National Residential Portfolio I (a participant in VMS National Properties Joint Venture) (the "VMS I Units").

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                  (a) the Registration Statement,

                  (b) the Charter of the Company (the "Charter"), certified by the Maryland State Department of Assessments and Taxation,

                  (c) the By-Laws of the Company, as amended and restated and in effect on the date hereof,

                  (d) the Third Amended and Restated Agreement of Limited Partnership of AIMCO OP, as amended to date (the "AIMCO OP Partnership Agreement"),

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                                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                                                 August 14, 2002
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         including the provisions relating to the issuance and tender of the
         Common OP Units,

                  (e) the proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization and issuance of the Shares,

                  (f) an Officer's Certificate of the Company (the "Certificate"), dated the date hereof, as to certain factual matters, and

                  (g) such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificate. We have also assumed, without independent investigation, that the Shares will be issued in accordance with the terms of the resolutions authorizing their issuance.

Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that the Shares to be issued in exchange for the Common OP Units tendered for exchange have been duly authorized and, upon exchange of such Common OP Units in accordance with the terms of AIMCO OP Partnership Agreement and issuance and delivery of stock certificates representing the Shares, will be validly issued, fully paid, and non-assessable.

The opinion set forth herein is subject to additional assumptions, qualifications and limitations as follows:

                  (a) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change

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                                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                                                 August 14, 2002
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         after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

                  (b) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

                  (c) We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

                  (d) We assume that (i) the Common OP Units will be validly issued by AIMCO OP in exchange for the VMS I Units, and (ii) the issuance of the Shares will not cause (A) the Company to issue shares of Common Stock in excess of the number of shares of such class authorized by the Charter at the time of issuance of the Shares and (B) any person to violate any of the provisions of the Charter relating to the Initial Holder Limit, the Look-Through Ownership Limit, or the Ownership Limit (as those terms are defined in the Charter).

                  (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

PIPER RUDNICK LLP